EXHIBIT A

                     DREYFUS GOVERNMENT CASH MANAGEMENT

                            ARTICLES OF AMENDMENT


          Dreyfus Government Cash Management, a business trust formed by an

Agreement and Declaration of Trust dated June 4, 1986 pursuant to the laws of The Commonwealth of Massachusetts (the "Trust"), hereby certifies to the

Secretary of State of The Commonwealth of Massachusetts that:

          FIRST: The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

               "Section 1.  Name.  This Trust shall be known as
          'Dreyfus Government Cash Management Funds.'"

          SECOND: The amendment to the Agreement and Declaration of Trust herein made was duly approved at a meeting of the Trustees of the Trust on January 30, 1998 pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust.

          IN WITNESS WHEREOF, Dreyfus Government Cash Management has caused these Articles to be filed in its name and on its behalf by its Trustees.


                    DREYFUS GOVERNMENT CASH MANAGEMENT



                    By:/s/ Joseph S. DiMartino
                       Joseph S. DiMartino, Trustee


                    By:/s/ David W. Burke
                       David W. Burke, Trustee


                    By:/s/ Isabel P. Dunst
                       Isabel P. Dunst, Trustee


                    By:/s/ Lyle E. Gramley
                       Lyle E. Gramley, Trustee


                    By:/s/ Warren B. Rudman
                       Warren B. Rudman, Trustee